Exhibit 99.1

June 18, 2014

Research Now

58 W 40th Street, Suite 1600

New York, NY 10080

RE:	Consent to Use of Research Now Data

Dear Sir or Madam,

Yodle, Inc. (“Yodle”) is contemplating an initial public offering of its Common Stock. In connection with this offering, Yodle proposes to file a registration statement on Form S-1 (“Registration Statement”) with the Securities and Exchange Commission (“SEC”).

We request your consent to (i) cite, in the Registration Statement and all amendments thereto, certain statistical data (the “Data”) contained in (a) the survey titled “Yodle’s First Annual Small Business Sentiment Survey” dated August 2013 and (b) the survey titled “Yodle’s Small Business and Online Reviews Survey” dated February 2014, in each case that Yodle commissioned with e-Rewards, Inc. (“Research Now”) and (ii) the inclusion of this letter as an exhibit to the Registration Statement. We also request to cite Research Now as the source of the Data.

We acknowledge and agree that any such reference to the Data and any use of the Research Now name shall be subject to the prior written consent of Research Now in each instance. We will submit any changes to the proposed text to Research Now with sufficient time for Research Now to review and comment on such text.

If this is acceptable, please indicate your consent to our use of the Data (subject to the conditions above) by countersigning this letter.

Sincerely,

YODLE, INC.

By:	/s/ Michael Gordon
Michael Gordon
Chief Financial Officer

CONSENT GRANTED:

E-REWARDS, INC.

By:	/s/ Vincent DeRobertis
Name:	Vincent DeRobertis
Title:	SVP